Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT made as of the 30th day of May, 2008, by and between IDEARC INC., a Delaware corporation (the “Company”), and SCOTT W. KLEIN (“Mr. Klein”).
     1. Employment. The Company hereby employs Mr. Klein and Mr. Klein hereby accepts such employment upon the terms and conditions contained in this agreement.
     1.1 Term. The term of this Agreement (the “Term”) will begin on May 30, 2008 and will end May 31, 2011. Effective June 1, 2011, the Term will automatically be renewed for successive one-year periods unless either party provides written notice of non-renewal to the other at least six months before the end of the initial term or a subsequent renewal period.
     1.2 Position and Duties. Subject to Section 1.3, Mr. Klein shall serve as the Chief Executive Officer of the Company, and will have the authority, duties and responsibilities customarily associated with such title and position, and such additional rights, powers, authority, functions, duties and responsibilities commensurate with such position as the Company’s Board of Directors (the “Board”) may assign to him from time to time. Mr. Klein will report directly to and be subject to the control and direction of the Board, consistent with his position and applicable law. As of or as soon as practicable after May 30, 2008, Mr. Klein will be appointed to be a member of the Board. The Company will use its reasonable efforts to ensure that Mr. Klein will continue to be a member of the Board during the term of this Agreement. At the request of the Board, Mr. Klein shall serve as an officer and director of the Company’s subsidiaries and other affiliates without additional compensation.
     1.3 Full Time. Mr. Klein shall devote all of his business time, attention, knowledge and skills faithfully and to the best of his ability to the performance of the duties and responsibilities of his employment under this Agreement. Mr. Klein will not render services to others for compensation or serve on the board of directors or other governing body of another for profit entity without the written consent of the Board, provided, however, that Mr. Klein may engage in personal, charitable and passive investment activities, so long as, in each such instance, Mr. Klein’s services or other activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities of his employment with, the Company.
     1.4 Company Policies. Mr. Klein will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, without limitation, policies on business ethics and conduct, policies on the use of inside information and insider trading, and policies regarding executive stock ownership requirements.
     1.5 Representation and Warranty. Mr. Klein represents and warrants that, except as otherwise disclosed herein, he will not during the period of his employment hereunder, be employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any other restrictive covenant or confidentiality agreement, and is not aware of any other circumstance or condition (legal, health or otherwise) that would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment under this Agreement.

     2. Compensation.
     2.1 Base Salary. During the Term, the Company will pay a base salary (“Base Salary”) to Mr. Klein at an initial annual rate of $1,000,000, in accordance with its regular payroll practices. The Board and/or the Human Resources Committee of the Board (the “HR Committee”) will review Mr. Klein’s Base Salary annually. The Board, acting in its discretion, may increase (but may not decrease) Mr. Klein’s Base Salary in effect during the Term.
     2.2 Annual Incentive Award. For each calendar year, Mr. Klein will be eligible for an incentive award under the Company’s short term or other annual incentive plan applicable to senior executives generally, with an annual target incentive opportunity equal to no less than 100% of Mr. Klein’s Base Salary in such year. The award payable for each year shall be within a range of 0% to 200% and shall be determined based on performance criteria approved for such year by the Human Resources Committee of the Board. The annual incentive award, if any, earned by Mr. Klein for any calendar year will be determined and payable consistent with the determination and payment of annual incentive compensation to senior executives generally. The foregoing notwithstanding, Mr. Klein’s short term incentive award for 2008 will in no event be less than $500,000. The formula incentive award (which, for this purpose, shall not include the guaranteed minimum award for 2008) for any calendar year during which Mr. Klein is employed for less than twelve months will be prorated to reflect the number of months he is employed by the Company during such year.
     2.3 Initial Cash Award. On or as soon as practicable after Mr. Klein commences his employment under this Agreement, Mr. Klein will receive a cash payment of $400,000, subject to applicable tax withholding.
     2.4 Long Term Incentive Awards.
          (a) Initial Award. The Company will issue to Mr. Klein a one-time option to purchase 250,000 shares of Company common stock for a purchase price per share equal to the closing price per share of the Company’s common stock on the NYSE on the first trading day of the month following the month in which Mr. Klein’s employment commences. The option will become vested on May 31, 2011, subject to Mr. Klein’s continuous employment through such vesting date. The option will be governed by the terms of an option agreement substantially in the form annexed as Exhibit A hereto.
          (b) Annual Incentive Awards. Mr. Klein will be eligible to participate in the Company’s long term incentive award programs, with an annual long term incentive award opportunity for 2008 and each subsequent calendar year equal to no less than 300% of Mr. Klein’s Base Salary. The number of shares of Company common stock covered by the target award for 2008 will be determined as of the first NYSE trading day of the month following the month in which Mr. Klein’s employment commences, based upon the closing price on that date, and will be prorated for the number of months employed by the Company during 2008. The award for 2008 will be pursuant to an agreement substantially in the form of the 2008 Long-Term Incentive Award Agreement attached as Exhibit B hereto.

     3. Benefits and Expenses.
     3.1 General. Mr. Klein will be entitled to participate in such qualified and nonqualified employee retirement plans, stock option or other equity or long term incentive compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of any other employees of the Company. Mr. Klein shall be entitled to four weeks’ annual vacation, to be taken in accordance with the vacation policy of the Company applicable to its senior executives generally.
     3.2 Specific Items. Unless the Board determines otherwise, during the term of this Agreement Mr. Klein will receive the additional benefits and perquisites described below.
          (a) Tax and Financial Planning Services. For each calendar year during the term of this Agreement, the Company will pay or reimburse Mr. Klein for the payment of costs incurred for tax return preparation, including any United States, state, or local returns, as well as for professional estate and financial planning services, subject to a maximum annual amount of $15,000.
          (b) Home Office. The Company will provide such computer and other electronic equipment and services as are reasonably required in order to enable Mr. Klein to tend to the business of the Company outside of regular business hours and when he is otherwise away from the Company’s offices.
          (c) Other. The Company will reimburse Mr. Klein for the reasonable cost of an annual physical exam. The Company will reimburse Mr. Klein for reasonable attorney fees and expenses incurred by him in connection with the negotiation of this Agreement, subject to an aggregate limitation of $35,000.
     3.3 Conditions of Employment. Mr. Klein’s place of employment will be at the Company’s headquarters in the Dallas, Texas metropolitan area, subject to the need for business travel in connection with the performance of his duties. The conditions of Mr. Klein’s employment, including, without limitation, office space and accouterments, secretarial, administrative and other support, will be consistent with his status as the Chief Executive Officer and a member of the Board. Mr. Klein will be entitled to first-class travel and lodging while traveling on Company business.
     3.4 Reimbursement of Business Expenses. Mr. Klein is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executives generally as in effect from time to time.
     3.5 Relocation Expenses. In accordance with Company policy, the Company shall reimburse Mr. Klein for the reasonable and necessary costs of relocating his household goods from Chicago to the Dallas metropolitan area and other reasonable and necessary relocation expenses, including, without limitation, duplicate living expenses incurred for his temporary housing expenses in the Dallas metropolitan area until he has sold his home in the Chicago metropolitan area. The Company will reimburse Mr. Klein for reasonable costs incurred in commuting on weekends to and from Chicago and Dallas for a reasonable period of time (not to exceed one year) after his employment commences, it being understood that Mr. Klein will use his reasonable efforts to relocate as soon as practicable after he commences his employment with the Company. The Company and Mr. Klein will cooperate with each other in order to ensure that Mr. Klein’s relocation is conducted in an orderly and cost effective manner with minimal disruption to the business of the Company. Any reimbursements covered under this paragraph that result in taxable income to Mr. Klein shall be fully grossed up by the Company for applicable taxes.
     4. Termination of Employment Before End of Term.
     4.1 Resignation. Mr. Klein may terminate his employment before the end of the Term upon 45 days prior written notice to the Company. Upon receipt of such notice, the Company, at its sole discretion, may relieve Mr. Klein of his active duties and may require Mr. Klein to use any accrued and unused paid time off, including vacation, during the notice period. The Company may also waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event Mr. Klein’s employment will terminate on the earlier termination date.
     4.2 Termination by the Company for Cause. The Company may terminate Mr. Klein’s employment at any time for “Cause” if Mr. Klein:
          (a) Is convicted of or pleads nolo contendre to a felony;
          (b) Commits fraud or a material act or omission involving dishonesty affecting the assets, business or reputation of the Company or any of its subsidiaries or affiliates;
          (c) Willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Board;
          (d) Engages in gross negligence, willful misconduct or a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company or the ability of Mr. Klein to perform the duties and responsibilities of his employment; or
          (e) Willfully engages in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.
For the avoidance of doubt, the Company shall not have grounds to terminate Mr. Klein’s employment for “Cause” merely because of unsatisfactory job performance. The Company may terminate Mr. Klein’s employment for Cause at any time, provided, however, that, unless the Company reasonably determines that the act or omission giving rise to the termination for Cause is not curable, the Company will provide 30 days written notice to Mr. Klein of its intent to terminate Mr. Klein for Cause, with an explanation of the reason(s) for the termination for Cause, and if Mr. Klein cures the act or omission within the 30 day notice period, the Company will rescind the notice of termination and Mr. Klein’s employment will not be terminated for Cause at the end of the 30 day notice period. Notwithstanding the foregoing, if Mr. Klein is afforded the opportunity to cure an act or omission and he successfully cures such act or omission (and thus avoids a termination for Cause), the Company will have no obligation to again provide Mr. Klein with notice and another opportunity to cure with respect to a subsequent similar act or omission giving rise to a subsequent termination for Cause. For purposes of this Section, no act or failure to act by Mr. Klein shall be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that such action of omission was in, or not opposed to, the best interest of the Company.
     4.3 Termination by the Company Without Cause. The Company may terminate Mr. Klein’s employment without Cause at any time before the end of the Term, subject to 45 days prior written notice to Mr. Klein. Following such notice, the Company, at its sole discretion, may relieve Mr. Klein of his active duties, provided that the Company provides pay in lieu of notice.
     4.4 Termination Due to Disability. If Mr. Klein becomes “Disabled,” the Company may terminate his employment. For this purpose, Mr. Klein will be considered “Disabled” if Mr. Klein is unable to substantially perform the customary duties and responsibilities of his employment for 150 consecutive calendar days or 150 or more calendar days during any 365 calendar day period by reason of physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician mutually agreeable to the parties (which agreement by either party shall not be unreasonably withheld). Mr. Klein acknowledges that, if he becomes “Disabled” under the preceding definition, he will have become unable to perform the essential functions of his position and there would be no reasonable accommodation which would not constitute an undue hardship to the Company that the Company could make due to the nature of his position. Mr. Klein’s termination due to Disability will be effective immediately upon the Company mailing or transmitting written notice of such termination to Mr. Klein.
     4.5 Termination Due to Death. If Mr. Klein dies during the term of this Agreement, his employment and this Agreement will terminate on the date of his death.
     4.6 Termination by Mr. Klein for Good Reason. Mr. Klein may terminate his employment for Good Reason at any time before the end of the Term. For this purpose, the term “Good Reason” means any of the following:
          (a) a material adverse change by the Company of Mr. Klein’s status or position as the Chief Executive Officer, including, without limitation, a material diminution of his position, duties, responsibilities or authority or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; or
          (b) a termination of this Agreement pursuant to Section 1.1 by reason of the Company’s issuance of notice of non-renewal; or
          (c) a reduction by the Company of Mr. Klein’s annual Base Salary or failure to pay same; or

          (d) a reduction by the Company of Mr. Klein’s total target incentive opportunity during a calendar year in violation of Section 2; or
          (e) a breach by the Company of any of its material obligations under this Agreement; or
          (f) the relocation of Mr. Klein’s principal place of employment by more than 50 miles from the then current location; or
          (g) in connection with a Change in Control, the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Agreement.
For at least one year after the occurrence of a Change in Control, Mr. Klein will not have “Good Reason” to terminate his employment merely because he is no longer the chief executive officer of a public company, provided that his operational duties, responsibilities and authority are not otherwise materially diminished. Mr. Klein must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Mr. Klein deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Mr. Klein’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.
     5. Payments and Benefits Upon Termination of Employment.
     5.1 Termination of Employment by the Company without Cause or by Mr. Klein for Good Reason. If Mr. Klein’s employment is terminated by the Company without Cause pursuant to Section 4.3 or by Mr. Klein for Good Reason pursuant to Section 4.6, then, subject to Section 7, Mr. Klein shall be entitled to receive the following payments and benefits:
          (a) a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Mr. Klein through the date of his termination, and (2) the unpaid amount, if any, of the short term incentive award earned by Mr. Klein for the preceding year;
          (b) payment of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;
          (c) any payments or benefits which are payable to Mr. Klein or his covered spouse, or a dependent or beneficiary of Mr. Klein, under and in accordance with the provisions of any employee plan, program or arrangement of the Company, and settlement of any previously earned and unpaid long-term incentive awards;
          (d) a cash payment equal to the product of (1) the short term incentive award (if any) that would have been earned by Mr. Klein for the calendar year in which his employment terminates if his employment had not terminated, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365 (“Pro Rata Bonus”), which payment will be made when the bonus for such calendar year would otherwise have been paid had Mr. Klein’s employment not been terminated;
          (e) a single sum cash payment, to be made as soon as practicable (but not more than thirty days following the later of the receipt by the Company of the above-referenced release or the date of Mr. Klein’s termination of employment), of an amount equal to 2.0 (1.5 in the case of a termination for Good Reason pursuant to Section 4.6(b) above (relating to the Company’s non-renewal of the Term)) times the sum of (1) the highest annual rate of Mr. Klein’s Base Salary at any time during the 24 months preceding the termination of his employment, and (2) Mr. Klein’s target short term incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual short term incentive award earned by Mr. Klein for the preceding calendar year);
          (f) Mr. Klein shall become fully vested in the initial option award granted pursuant to Section 2.4(a) and in his outstanding long term incentive plan awards granted pursuant to Section 2.4(b);
          (g) if, immediately before the termination of his employment, Mr. Klein and/or his spouse and/or any of his dependents participates (other than via COBRA) in a Company group health plan, then, for the 24 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), Mr. Klein and/or such spouse and/or dependents may elect to continue participating in such plan at the same benefit and contribution levels in effect immediately before the termination of Mr. Klein’s employment (which continuing participation will be deemed to be in addition to and not in lieu of COBRA), or, if such coverage is not permitted by the plan or by applicable law, the Company will provide COBRA continuation coverage to Mr. Klein, his spouse and/or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage; ;
          (h) Mr. Klein will continue to receive for a period of 24 months after the termination of his employment such perquisites (including, without limitation, financial planning services and flexible spending allowance but excluding participation in the Company’s 401k savings plan) as were made available to him at any time during the 12 months preceding the termination of his employment; and
          (i) Outplacement services for up to one year with a reputable firm selected by the Company.
     5.2 Termination Due to Disability or Death. If Mr. Klein’s employment is terminated by the Company due to Disability pursuant to Section 4.4, or if Mr. Klein’s employment terminates by reason of his death, then, subject to Section 7, Mr. Klein (or his beneficiary, as the case may be) shall be entitled to receive the following payments and benefits:
          (a) a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Mr. Klein through the date of his termination, and (2) the amount of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;
          (b) any payments or benefits which are payable to Mr. Klein, his spouse or any of his dependents or any beneficiary under and in accordance with the provisions of any employee plan, program or arrangement of the Company;
          (c) a single sum cash payment to be made as soon as practicable (but not more than thirty days following the later of the receipt by the Company of the above-referenced release, if applicable, or the date of Mr. Klein’s termination of employment) equal to the sum of (1) an amount equal to twelve months’ Base Salary, (2) the unpaid amount, if any, of the short term incentive award earned by Mr. Klein for the preceding year, and (3) an amount equal to his Pro Rata Bonus for the year in which his employment terminates (which Pro Rata Bonus payment will be made when the annual bonus for such year would otherwise have been paid had Mr. Klein’s employment not been terminated);
          (d) Mr. Klein (or his beneficiary) shall become fully vested in the initial options granted pursuant to Section 2.4(a) and in his outstanding long term incentive plan awards granted pursuant to Section 2.4(b); and
          (e) If, immediately before the termination of his employment, Mr. Klein and/or his spouse and/or any of his dependents participates (other than via COBRA) in a Company group health plan, then, for the 24 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), Mr. Klein (in the case of termination due to Disability) and/or such spouse and/or dependents may elect to continue participating in such plan at the same benefit and contribution levels in effect immediately before the termination of Mr. Klein’s employment (which continuing participation will be deemed to be in addition to and not in lieu of COBRA), or, if such coverage is not permitted by the plan or by applicable law, the Company will provide COBRA continuation coverage to Mr. Klein, and/or his spouse and/or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage;.
     5.3 Termination by the Company for Cause or Voluntary Termination by Mr. Klein. If the Company terminates Mr. Klein’s employment for Cause pursuant to Section 4.2 or if Mr. Klein resigns his employment before the end of the Term (other than a termination by Mr. Klein for Good Reason pursuant to Section 4.6), then Mr. Klein shall not be entitled to any additional payments or benefits except for payments and benefits, if any, that may have been earned and are or will be payable under and in accordance with the terms of any employee benefit plan in which Mr. Klein is a participant when his employment terminates.
     5.4 No Participation in Executive Transition Plan. Mr. Klein shall not participate in or receive any payments or benefits under the Company’s Executive Transition Plan.

     6. Change in Control.
     6.1 General. Except as otherwise specified in this Section 6, Mr. Klein will not be entitled to any additional rights, payments or benefits as a result of a “Change in Control” (as defined in Section 6.5 below). Notwithstanding the foregoing, if, within six months before or two years after the occurrence of a Change in Control, Mr. Klein’s employment is terminated without Cause or if, within two years after the occurrence of a Change in Control, Mr. Klein terminates his employment for Good Reason, then, the Pro Rata Bonus element of Mr. Klein’s severance, as described in Section 5.1(d) above, will be calculated based upon Mr. Klein’s target short term incentive bonus for the year of termination and payment of the Pro Rata Bonus will be made in a lump sum cash payment at or promptly after the time of such termination.
     6.2 Effect of a Change in Control on Long-Term Incentive Awards. All equity-based or other long-term incentive awards granted by the Company to Mr. Klein shall become vested in accordance with their terms or, if earlier, upon the termination of Mr. Klein’s employment after the occurrence of a Change in Control for any reason other than by the Company (or a successor or acquiring company) for Cause pursuant to Section 4.2 or by Mr. Klein without Good Reason pursuant to Section 4.1.
     6.3 Gross-Up Payments.
          (a) General. Except as otherwise specified in Section 6.4, if any payment or benefit received or to be received by Mr. Klein from the Company pursuant to the terms of this Agreement, when combined with the payments and benefits Mr. Klein is entitled to receive under any other plan, program or arrangement (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”) as determined below, the Company shall pay Mr. Klein, at the time(s) specified below, an additional amount (the “Gross-Up Payment”) such that the net amount Mr. Klein retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by Mr. Klein with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.
          (b) Calculations. For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax:
          (i) the total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel or an independent national accounting firm selected by the Company and reasonably acceptable to Mr. Klein (“Independent Adviser”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

          (ii) the amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of “excess parachute payments” within the meaning of section 280G(b)(1) of the Code (after applying clause (i), above); and
          (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Adviser in accordance with the principles of section 280G(d)(3) and (4) of the Code.
          (c) Tax Rates. For purposes of determining the amount of the Gross-Up Payment, Mr. Klein shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes, if any, at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.
          (d) Time of Gross-Up Payments. The Gross-Up Payments provided for in this Section 6.3 shall be made upon the earlier of (a) the payment to Mr. Klein of any Payment or (b) the imposition upon Mr. Klein, or any payment by him, of any Excise Tax.
          (e) Adjustments to Gross-Up Payments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax is less than the amount previously taken into account hereunder, Mr. Klein shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by Mr. Klein if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by Mr. Klein on the amount of such repayment, provided that if any such amount has been paid by Mr. Klein as an Excise Tax or other tax, he shall cooperate with the Company in seeking a refund of any tax overpayments, and he shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him.
          (f) Additional Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.
          (g) Change in Law or Interpretation. In the event of any change in or further interpretation of section 280G or 4999 of the Code and the regulations promulgated thereunder,

Mr. Klein shall be entitled, by written notice to the Company, to request a written opinion of the Independent Adviser regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its commercially reasonable efforts to cause such opinion to be rendered as promptly as practicable.
          (h) Fees and Expenses. All fees and expenses of the Independent Adviser incurred in connection with this section shall be borne by the Company.
          (i) Survival. The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued before the termination of this Agreement shall survive the termination of the Agreement unless (1) Mr. Klein’s employment is terminated by the Company for Cause or voluntarily by Mr. Klein without Good Reason, (2) Mr. Klein fails to execute a release in accordance with Section 7.1 of this Agreement, or (c) Mr. Klein fails to comply with the restrictive covenants contained in Section 8 of this Agreement, in which event the Company’s obligation under this Section 6.3 shall terminate immediately.
     6.4 Reduction of Separation Payments in Lieu of Gross-Up. If it shall be determined that Mr. Klein is otherwise entitled to a Gross-Up Payment pursuant to Section 6.3, but that the “Parachute Value” (as defined below) of all Payments does not exceed 110% of the “Safe Harbor Amount” (as defined below), then Mr. Klein shall not be entitled to any payment under Section 6.3 and, instead, the amounts otherwise payable to Mr. Klein under this Agreement (and, if necessary, under any other agreement or arrangement) shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of amounts otherwise payable to Mr. Klein, if applicable, shall be made by first reducing the payments under Section 5.1(e), unless an alternative method of reduction is elected by Mr. Klein and permitted by the Company. For the purposes hereof, (a) the term “Parachute Value” of a Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Independent Adviser for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (b) the term “Safe Harbor Amount” means the maximum Parachute Value of all Payments that Mr. Klein can receive without any Payments being subject to the Excise Tax.
     6.5 Definition of Change in Control. For the purposes hereof, a “Change in Control” will be deemed to have occurred if and when, after the date of this Agreement,
          (a) any person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a beneficial owner (as defined below) in connection with a transaction described in clause (1) of subparagraph (c) below, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40 percent or more of the combined voting power of the Company’s then outstanding voting securities;

          (b) the following individuals cease for any reason to constitute a majority of the directors then serving: individuals who on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended;
          (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;
          (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or
          (e) any other transaction or event occurs that is designated by the Board as a “Change in Control” for purposes of this Agreement or that would be required to be reported as a “change in control” on Form 8-K under the Exchange Act.
     7. Release of Claims; Restoration of Payments; Section 409A Delayed Payments.
     7.1 Release. Notwithstanding anything to the contrary contained herein, Mr. Klein’s right to receive any and all separation payments or benefits under Sections 5.1(d) — 5.1(i), 5.2(b) — 5.2(e), 6.2 and/or 6.3 shall be conditioned on the execution and delivery of a general release by Mr. Klein in favor of the Company, its affiliates and their officers, directors and employees, in substantially the form attached hereto as Exhibit C. Any such payment or benefit shall be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Mr. Klein’s employment.
     7.2 Restoration of Payments. Mr. Klein’s right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his compliance with the restrictive covenants set forth in Section 8 and repayment pursuant to this Section 7.2. If Mr. Klein violates or is in breach of any restrictions set forth in Section 8, then (a) Mr. Klein shall not be entitled to any further separation payments and benefits under this Agreement, (b) Mr. Klein shall be obligated to immediately return to the Company any separation payments and the value of any separation benefits previously received hereunder, and (c) Mr. Klein shall have no further rights or entitlements under this Agreement. This Section 7.2 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Mr. Klein of the covenants set forth in Section 8.
     7.3 Section 409A Delayed Payment Requirements. Notwithstanding any provision to the contrary in this Agreement or in any employee plan or other agreement, plan, policy or program of the Company, any payment otherwise required to be made to Mr. Klein on account of his separation from service (including, without limitation, payments and benefits payable under Section 5.1), to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, shall be delayed until the first business day after the expiration of six months from the date of the termination of Mr. Klein’s employment or, if earlier, the date of his death. On the delayed payment date, there shall be paid to Mr. Klein (or his estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Mr. Klein shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.
     8. Restrictive Covenants.
     8.1 Access to Secret and Confidential Information. The Company has furnished and shall furnish to Mr. Klein secret and confidential information with respect to the Company and its affiliates (collectively “Secret and Confidential Information”), to which Mr. Klein would not otherwise have access and of which Mr. Klein would not otherwise have knowledge. Secret and Confidential Information includes, without limitation, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Mr. Klein alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company or any of its affiliates requires to be maintained in confidence for its or their continued business success.
     8.2 Non-Disclosure of Secret and Confidential Information. In consideration of his employment under this Agreement and as a condition of receiving and retaining payments and benefits hereunder, Mr. Klein shall not, during the period of his employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company.
     8.3 Duty to Return Company Documents and Property. Upon the termination of Mr. Klein’s employment with the Company for any reason, Mr. Klein shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Mr. Klein’s possession, whether prepared by Mr. Klein or others. If at any time after the termination of employment, Mr. Klein determines that he has any Secret and Confidential Information in his possession or control, Mr. Klein shall immediately return to the Company all such Secret and Confidential Information, including all copies and portions thereof.
     8.4 Disclosure. While he is employed with the Company, Mr. Klein shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Mr. Klein may conceive or make, alone or with others, during the period of his employment, whether or not during working hours, and which directly or indirectly:
          (a) Relate to matters within the scope, field, duties or responsibility of Mr. Klein’s employment with the Company; or
          (b) Are based on Mr. Klein’s knowledge of the actual or anticipated business or interest of the Company; or
          (c) Are aided by the use of time, materials, facilities or information of the Company.
Mr. Klein assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Mr. Klein recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Mr. Klein alone or with others within one year after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Mr. Klein had of proprietary information. Accordingly, Mr. Klein agrees that such ideas, inventions or discoveries shall be conclusively presumed to have been conceived during Mr. Klein’s employment with the Company.
     8.5 Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Mr. Klein may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Mr. Klein shall take all actions necessary so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Mr. Klein shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Mr. Klein acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Mr. Klein shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.
     8.6 Non-Solicitation and Non-Competition Restrictions. In consideration of the payments and benefits provided to Mr. Klein under this Agreement and other good and valuable consideration, and to protect the Company’s Secret and Confidential Information, Mr. Klein covenants as follows:
          (a) Non-Competition. During the period of Mr. Klein’s employment or other service with the Company and for one year thereafter, Mr. Klein shall not, without the prior written consent of the Company, (1) personally engage in Competitive Activities (as defined below); or (2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Mr. Klein’s purchase or holding, for investment purposes, of securities representing less than 5% of the outstanding value or voting interest of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph. For the avoidance of doubt, this subsection (a) shall not prohibit Mr. Klein from being employed by, or providing services to, a consulting firm, provided that Mr. Klein does not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities.
          (b) Competitive Activities. For the purposes hereof, the term “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any affiliate. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company and its affiliates.
          (c) Interference With Business Relations. During the period of Mr. Klein’s employment or other service with the Company and for one year thereafter, Mr. Klein shall not, without the prior written consent of the Company:
          (i) recruit, induce or solicit any employee or officer, directly or indirectly, of the Company or an affiliate for employment or for retention as a consultant or service provider;
          (ii) hire or participate (with another person or entity) in the process of hiring (other than for the Company or an affiliate of the Company) any person who is then an employee or officer of the Company or its affiliate, or provide names or other information about any employees of the Company or its affiliate to any person or entity (other than the Company or its affiliate), directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;
          (iii) interfere, directly or indirectly, with the relationship of the Company or its affiliate with any of its employees, agents, or representatives;
          (iv) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company or its affiliate (1) to cease being, or not to become, a customer of the Company or its affiliate, or (2) to divert any business of such customer or prospect from the Company or its affiliate; or
          (v) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or its affiliate and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.
     8.7 Reformation. If a court concludes that any time period and/or the geographic area specified in Section 8.6 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.
     8.8 Tolling. If Mr. Klein violates any of the restrictions contained in Section 8.6, the restrictive period will be suspended and will not run in favor of Mr. Klein from the time of the commencement of any violation until the time when Mr. Klein cures the violation to the Company’s satisfaction.
     8.9 Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in this Section 8 of the Agreement shall be considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Mr. Klein of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Mr. Klein from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys’ fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Mr. Klein against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.
     8.10 Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 8 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Section 8. Further, it is intended that the court should construe this Section 8 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.
     8.11 Future Employment. If, before the expiration of the period covered by Section 8.6(a) hereof, Mr. Klein seeks or is offered employment by any other company, firm, person or entity, Mr. Klein shall provide a copy of this Section 8 to the prospective employer before accepting employment with that prospective employer, and shall notify the Company of such offer of employment and identify such prospective employer to the Company. The Company shall treat such information as Confidential Information, subject to its right to seek enforcement of Mr. Klein’s obligations under this Agreement.
     9. No Duty to Mitigate. Except as otherwise specifically provided herein, Mr. Klein’s entitlement to payments or benefits upon or following the termination of his employment will not be subject to mitigation or a duty to mitigate by Mr. Klein.
     10. Recoupment Upon Certain Restatement of Financial Statements. If the Company is required to restate all or a portion of its financial statement(s) for any period and if the Company’s Human Resources Committee determines that such restatement is attributable in whole or in significant part to fraud, negligence, or intentional misconduct on the part of Mr. Klein or known to Mr. Klein, then, subject to applicable law, the Human Resources Committee, acting in its discretion may require Mr. Klein to reimburse the Company for the amount of any incentive compensation paid to him, cause the cancellation of outstanding equity compensation awards, and seek reimbursement of any gains otherwise realized by him in respect of the exercise or settlement of any such awards if and to the extent that (a) the amount of such incentive compensation was or will be based upon the achievement of certain financial results that were subsequently reduced due to such restatement, and (b) the amount of the incentive compensation that was, would have been or would be paid or provided to Mr. Klein if the financial results had been properly reported would have been lower than the amount actually paid or provided.
     11. Successors and Beneficiaries.
     11.1 Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean the Company, as defined above, and any such successor or assignee.
     11.2 Mr. Klein’s Beneficiary. For the purposes hereof, Mr. Klein’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Mr. Klein’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Mr. Klein, Mr. Klein’s estate will be deemed to be the beneficiary hereunder.

     11.3 Nonassignability. With the exception of Mr. Klein’s beneficiary designation, neither Mr. Klein nor Mr. Klein’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.
     12. Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Mr. Klein (or Mr. Klein’s beneficiary) the payments and benefits intended to be provided, then Mr. Klein (or Mr. Klein’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Mr. Klein (or Mr. Klein’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.
     13. Arbitration.
     13.1 Dispute Resolution. Except as otherwise specifically provided in Section 8.9 (relating to the Company’s right to obtain injunctive or other equitable relief from a court), any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration.
     13.2 Claim Initiation/Time Limits. A party must notify the other party in writing of a request to arbitrate a dispute within the same statute of limitations period applicable to the legal claim asserted. The written request for arbitration must specify (a) the factual basis on which the claim is made; (b) the statutory provision or legal theory under which the claim is made; and (c) the nature and extent of any relief or remedy sought.
     13.3 Procedures. The arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in the Dallas, Texas metropolitan area (or, if different, in the metropolitan area in which Mr. Klein is then or was last employed) before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. The Company will pay the fees of the AAA and the arbitrator and will bear the administrative expenses of any such arbitration proceeding. Each party may be represented by counsel of its or his own choosing and at its or his own expense; provided, however, that attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.
     14. Governing Law. This Agreement Shall be governed by the laws of the State of Texas, excluding its conflict of law rules or any other principle that could require the application of the law of any other jurisdiction.

     15. Indemnification; D&O Insurance.
          (a) In the absence of a separate written indemnification agreement between the Company and Mr. Klein, the Company shall indemnify Mr. Klein and hold him harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against or incurred by him in connection with his employment by the Company or his membership on the Board, in a manner and to an extent that is not less favorable to Mr. Klein than the indemnification protection that is afforded by the Company to any other senior officer or director and that is consistent with industry custom and standards.
          (b) The Company shall cover Mr. Klein under directors and officers liability insurance both during and, while potential liability exists, after the Term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.
     16. Withholding. The Company and its affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes and other amounts as may be required to be withheld pursuant to applicable law.
     17. Entire Agreement. This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof.
     18. Inconsistency. In the event of any inconsistency between the specific terms of this Agreement, as they pertain to the payments and benefits (including, without limitation, vesting rights) to which Mr. Klein may be entitled in connection with his employment or the termination of his employment hereunder, and the terms of any form, award, plan or policy of the Company relating to the same subject matter, the specific terms of this Agreement shall control.
     19. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.
     20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.
     21. Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

IDEARC INC.

By:	/s/ Cody Wilbanks

Cody Wilbanks
Acting Executive Vice President — General Counsel

/s/ Scott W. Klein

Scott W. Klein

EXHIBIT C
FORM OF RELEASE PROVISIONS
     In consideration of the premises and the payments and benefits to be made or provided by the Company to the Executive under this Release and the Employment Agreement, the Executive, for the Executive and for the executors and administrators of the Executive’s estate, heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Texas Commission on Human Rights Act, Tex. Rev. Civ. Stat. Art. 5221k; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; the Texas Labor Code, Section 451 et. seq.; and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Executive of any Claims against the Company with respect to (i) the enforcement of this Release, (ii) any amounts or benefits to which the Executive is entitled under this Release, (iii) the Executive’s rights under and in accordance with the terms of any employee plan in which Executive participates, and (iv) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release.
     Executive shall not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, shareholders, services, products, operations, prospects or other matters relating to the Company’s businesses. The Company, through its officers and directors, shall not make any statements, either directly or through other persons or entities, which are disparaging to Executive.
     The Company has advised the Executive in writing to consult with an attorney prior to executing this Release. By executing this Release, the Executive acknowledges that (a) the Executive has been provided an opportunity to consult with an attorney or other advisor of the Executive’s choice regarding the terms of this Release, (b) Executive has been given twenty-one (21) days in which to consider whether the Executive wishes to enter into this Release, (c) Executive has elected to enter into this Agreement knowingly and voluntarily, (d) Executive’s waiver of rights or claims is in exchange for the good and valuable consideration herein; and (e) if Executive does so within fewer than twenty-one (21) days from receipt of this Release, Executive has knowingly and voluntarily waived the remaining time. This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke this Release by delivering a written notice of revocation to the Company.
     Each of the parties to this Release shall keep confidential the specific terms of this Release, and shall not disclose the terms of this Release to any person except, in the case of the Executive, to the Executive’s spouse, and in the case of both parties, to their respective financial, tax, and legal advisers of Executive and the Company, unless required to disclose same to others by legal process, in which event the party so ordered shall to the extent practical under the circumstances first give notice to the other party in order that such other party may have an opportunity to seek a protective order. This Release may be disclosed or appended as an exhibit to any securities filing required to be made by the Company, however, after having been so disclosed or appended, the parties shall remain obligated to keep confidential any information not so disclosed.
     The Executive has returned to the Company all property of the Company, including but not limited to, any computers, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards and data in the Executive’s possession or control. If the Executive later determines that he has any secret or confidential information remaining in his possession or control, the Executive shall immediately return to the Company all such secret and confidential information in the Executive’s possession and control, including all copies and portions thereof.